Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Reports First Quarter 2019 Results

Nashville, Tenn., April 30, 2019 – HCA Healthcare, Inc. (NYSE: HCA) today announced financial and operating results for the first quarter ended March 31, 2019.

Key first quarter metrics (all percentage changes compare 1Q 2019 to 1Q 2018 unless otherwise noted):

•	Revenues totaled $12.517 billion, an increase of 9.6 percent

•	Net income attributable to HCA Healthcare, Inc. totaled $1.039 billion, or $2.97 per diluted share

•	Adjusted EBITDA totaled $2.541 billion

•	Cash flows from operating activities totaled $974 million, compared to $1.283 billion in the prior year’s first quarter

•	Same facility equivalent admissions and same facility admissions increased 1.8 percent and 0.9 percent, respectively

Revenues in the first quarter of 2019 increased to $12.517 billion, compared to $11.423 billion in the first quarter of 2018. Net income attributable to HCA Healthcare, Inc. totaled $1.039 billion, or $2.97 per diluted share, compared to $1.144 billion, or $3.18 per diluted share, in the first quarter of 2018. During the quarter, we recorded an increase of $86 million in revenues, or $0.19 per diluted share, as a result of finalizing an arbitration with a payer related to out-of-network claims. Results for the first quarter of 2018 included gains on sales of facilities of $405 million, or $0.85 per diluted share, primarily reflecting the sale of our Oklahoma facilities.

For the first quarter of 2019, Adjusted EBITDA totaled $2.541 billion, compared to $2.118 billion in the first quarter of 2018. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

Same facility admissions increased 0.9 percent and same facility equivalent admissions increased 1.8 percent in the first quarter of 2019 compared to the prior year period. Same facility emergency room visits declined 2.3 percent in the first quarter of 2019, compared to the prior year period. Same facility inpatient surgeries declined 0.3 percent, while same facility outpatient surgeries increased 1.3 percent in the first quarter of 2019 compared to the same period of 2018. Same facility revenue per equivalent admission increased 4.4 percent in the first quarter of 2019, compared to the first quarter of 2018 (80 basis points of the increase relates to the out-of-network arbitration award).

Salaries and benefits, supplies and other operating expenses totaled $9.987 billion, or 79.8 percent of revenues, in the first quarter of 2019, compared to $9.314 billion, or 81.6 percent of revenues, in the first quarter of 2018.

Balance Sheet and Cash Flows from Operations

As of March 31, 2019, HCA Healthcare, Inc.’s balance sheet reflected cash and cash equivalents of $531 million, total debt of $34.815 billion, and total assets of $43.379 billion. During the first quarter of 2019, capital expenditures totaled $781 million, excluding acquisitions. Cash flows provided by operating activities in the first quarter totaled $974 million, compared to $1.283 billion in the first quarter of 2018.

During the first quarter of 2019, the Company repurchased 2.106 million shares of its common stock at a cost of $278 million. The Company had $1.995 billion remaining under its existing repurchase authorization as of March 31, 2019.

Acquisition of Mission Health

On February 1, 2019, HCA Healthcare completed the purchase of Mission Health, a seven-hospital system in Asheville and western North Carolina for approximately $1.5 billion.

Dividend

HCA today announced that its Board of Directors declared a quarterly cash dividend of $0.40 per share on the Company’s common stock. The dividend will be paid on June 28, 2019 to stockholders of record at the close of business on June 3, 2019.

The declaration and payment of any future dividend will be subject to the discretion of the Board of Directors and will depend on a variety of factors, including the Company’s financial condition and results of operations and contractual restrictions. Future dividends are expected to be funded by cash balances and future cash flows from operations.

2019 Guidance

The 2019 guidance ranges for the year have been revised from our fourth quarter release and are as follows:

2019 Revised Guidance Range
Revenues	$50.5 to $51.5 billion
Adjusted EBITDA	$9.45 to $9.85 billion
EPS (diluted)	$9.80 to $10.40 per diluted share
Capital Expenditures	Approximately $3.7 billion

The Company’s 2019 guidance contains a number of assumptions, including:

•	2019 guidance includes estimated financial impact of the Company’s Mission Health acquisition, which closed February 1, 2019.

•	2019 guidance excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claim costs and impairments of long-lived assets.

Adjusted EBITDA is a non-GAAP financial measure. A table reconciling forecasted net income attributable to HCA Healthcare, Inc. to forecasted Adjusted EBITDA is included in this release.

The Company’s guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

Earnings Conference Call

HCA will host a conference call for investors at 9:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://event.webcasts.com/starthere.jsp?ei=1234723&tp_key=968131d293 or through the Company’s Investor Relations web page at www.hcahealthcare.com.

About the Company

As of March 31, 2019, HCA operated 185 hospitals and approximately 2,000 sites of care, including surgery centers, freestanding emergency rooms, urgent care centers and physician clinics, in 21 states and the United Kingdom.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s financial guidance for the year ending December 31, 2019, as well as other statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the impact of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Reform Law”), including the effects of court challenges to, any repeal of, or changes to, the Health Reform Law or changes to its implementation, the possible enactment of additional federal or state health care reforms and possible changes to other federal, state or local laws or regulations affecting the health care industry, (3) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011, and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (4) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in Medicare, Medicaid and other state programs, including Medicaid supplemental payment programs or Medicaid waiver programs, that may impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under third-party payer agreements, the ability to enter into and renew third-party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (9) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) the emergence and effects related to infectious diseases, (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (20) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) the impact of potential cybersecurity incidents or security breaches, (22) our ongoing ability to demonstrate meaningful use of certified electronic health record technology, (23) the impact of natural disasters, such as hurricanes and floods, or similar events beyond our control, (24) the effects of the 2017 Tax Cuts and Jobs Act, including potential legislation or interpretive guidance that may be issued by federal and state taxing authorities or other standard-setting bodies, and (25) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2018 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

First Quarter

(Dollars in millions, except per share amounts)

	2019		2018
	Amount	Ratio	Amount	Ratio
Revenues	$12,517	100.0%	$11,423	100.0%

Salaries and benefits	5,647	45.1	5,289	46.3
Supplies	2,041	16.3	1,915	16.8
Other operating expenses	2,299	18.4	2,110	18.5
Equity in earnings of affiliates	(11)	(0.1)	(9)	(0.1)
Depreciation and amortization	619	4.9	553	4.7
Interest expense	461	3.7	431	3.8
Losses (gains) on sales of facilities	1	—	(405)	(3.5)

	11,057	88.3	9,884	86.5

Income before income taxes	1,460	11.7	1,539	13.5

Provision for income taxes	279	2.3	257	2.3

Net income	1,181	9.4	1,282	11.2

Net income attributable to noncontrolling interests	142	1.1	138	1.2

Net income attributable to HCA Healthcare, Inc.	$1,039	8.3	$1,144	10.0

Diluted earnings per share	$2.97		$3.18

Shares used in computing diluted earnings per share (millions)	350.316		359.749

Comprehensive income attributable to HCA Healthcare, Inc.	$1,046		$1,225

HCA Healthcare, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$531	$502
Accounts receivable	7,420	6,789
Inventories	1,778	1,732
Other	1,379	1,190

Total current assets	11,108	10,213

Property and equipment, at cost	44,583	42,965
Accumulated depreciation	(23,455)	(23,208)

	21,128	19,757

Investments of insurance subsidiaries	338	362
Investments in and advances to affiliates	246	232
Goodwill and other intangible assets	8,159	7,953
Right-of-use operating lease assets	1,812	—
Other	588	690

	$43,379	$39,207

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,693	$2,577
Accrued salaries	1,424	1,580
Other accrued expenses	2,618	2,624
Long-term debt due within one year	3,796	788

Total current liabilities	10,531	7,569

Long-term debt, less net debt issuance costs of $170 and $157	31,019	32,033
Professional liability risks	1,313	1,275
Right-of-use operating lease obligations	1,494	—
Income taxes and other liabilities	1,277	1,248

EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Healthcare, Inc.	(4,354)	(4,950)
Noncontrolling interests	2,099	2,032

Total deficit	(2,255)	(2,918)

	$43,379	$39,207

HCA Healthcare, Inc.

Consolidated Statements of Cash Flows

First Quarter

(Dollars in millions)

	2019	2018
Cash flows from operating activities:
Net income	$1,181	$1,282
Adjustments to reconcile net income to net cash provided by operating activities:
Decrease in cash from operating assets and liabilities:
Accounts receivable	(369)	(4)
Inventories and other assets	(174)	(218)
Accounts payable and accrued expenses	(651)	(263)
Depreciation and amortization	619	553
Income taxes	269	246
Losses (gains) on sales of facilities	1	(405)
Amortization of debt issuance costs	8	8
Share-based compensation	62	60
Other	28	24

Net cash provided by operating activities	974	1,283

Cash flows from investing activities:
Purchase of property and equipment	(781)	(694)
Acquisition of hospitals and health care entities	(1,474)	(379)
Disposition of hospitals and health care entities	30	767
Change in investments	36	11
Other	24	(40)

Net cash used in investing activities	(2,165)	(335)

Cash flows from financing activities:
Issuance of long-term debt	1,500	—
Net change in revolving credit facilities	460	270
Repayment of long-term debt	(49)	(50)
Distributions to noncontrolling interests	(136)	(92)
Payment of debt issuance costs	(22)	(2)
Payment of cash dividends	(141)	(123)
Repurchase of common stock	(278)	(423)
Other	(118)	(191)

Net cash provided by (used in) financing activities	1,216	(611)

Effect of exchange rate changes on cash and cash equivalents	4	17

Change in cash and cash equivalents	29	354
Cash and cash equivalents at beginning of period	502	732

Cash and cash equivalents at end of period	$531	$1,086

Interest payments	$580	$549
Income tax payments, net	$10	$11

HCA Healthcare, Inc.

Operating Statistics

	First Quarter
	2019	2018
Operations:
Number of Hospitals	185	178
Number of Freestanding Outpatient Surgery Centers	124	120
Licensed Beds at End of Period	48,455	46,745
Weighted Average Licensed Beds	48,036	46,686
Reported:
Admissions	523,196	507,873
% Change	3.0%
Equivalent Admissions	889,956	849,164
% Change	4.8%
Revenue per Equivalent Admission	$14,065	$13,452
% Change	4.6%
Inpatient Revenue per Admission	$14,412	$13,706
% Change	5.2%
Patient Days	2,606,897	2,531,719
% Change	3.0%
Equivalent Patient Days	4,434,332	4,233,034
% Change	4.8%
Inpatient Surgery Cases	137,363	135,036	*
% Change	1.7%
Outpatient Surgery Cases	240,846	232,483	*
% Change	3.6%
Emergency Room Visits	2,287,440	2,302,112
% Change	-0.6%
Outpatient Revenues as a
Percentage of Patient Revenues	37.8%	37.2%
Average Length of Stay (days)	4.983	4.985
Occupancy	60.3%	60.3%

Same Facility:
Admissions	500,036	495,580
% Change	0.9%
Equivalent Admissions	844,061	829,105
% Change	1.8%
Revenue per Equivalent Admission	$14,043	$13,452
% Change	4.4%
Inpatient Revenue per Admission	$14,460	$13,683
% Change	5.7%
Inpatient Surgery Cases	130,837	131,223
% Change	-0.3%
Outpatient Surgery Cases	229,874	226,987
% Change	1.3%
Emergency Room Visits	2,195,508	2,247,035
% Change	-2.3%

*	Reclassifications between inpatient surgery cases and outpatient surgery cases for 2018 have been made to conform to the 2019 presentation.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

	First Quarter
	2019	2018
Revenues	$12,517	$11,423

Net income attributable to HCA Healthcare, Inc.	$1,039	$1,144
Losses (gains) on sales of facilities (net of tax)	1	(305)

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities (a)	1,040	839
Depreciation and amortization	619	553
Interest expense	461	431
Provision for income taxes	279	157
Net income attributable to noncontrolling interests	142	138

Adjusted EBITDA (a)	$2,541	$2,118

Adjusted EBITDA margin (a)	20.3%	18.5%
Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$2.97	$3.18
Losses (gains) on sales of facilities	—	(0.85)

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities (a)	$2.97	$2.33

Shares used in computing diluted earnings per share (millions)	350.316	359.749

(a)

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

2019 Operating Results Forecast

(Dollars in millions, except per share amounts)

	For the Year Ending
	December 31, 2019
	Low	High
Revenues	$50,500	$51,500

Net income attributable to HCA Healthcare, Inc. (a)	$3,450	$3,660
Depreciation and amortization	2,450	2,500
Interest expense	1,900	1,950
Provision for income taxes	1,010	1,090
Net income attributable to noncontrolling interests	640	650

Adjusted EBITDA (a) (b)	$9,450	$9,850

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$9.80	$10.40
Shares used in computing diluted earnings per share (millions)	351.700	351.700

The Company’s forecasted guidance range is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks.

(a)

The Company does not forecast the impact of items such as, but not limited to, losses (gains) on sales of facilities, losses on retirement of debt, legal claim costs (benefits) and impairments of long-lived assets because the Company does not believe that it can forecast these items with sufficient accuracy.

(b)

Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles (“GAAP”). We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as a primary measure to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry.

Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.